Exhibit 99.1

Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH	MOLECULAR PHARMACOLOGY CONCLUDES ACQUISITION OF PHARMACEUTICAL DEVELOPMENT COMPANY	May 9, 2006

FOR IMMEDIATELY RELEASE

CONTACT:

Ian Downs

Molecular Pharmacology (USA) Limited

888-327-4122

Los Angeles, CA - Tuesday, April 9, 2006 - Molecular Pharmacology (USA) Limited (OTCBB: MLPH) is pleased to announce that it has acquired 100% of the issued and outstanding share capital of Molecular Pharmacology Limited ("MPLA") an Australian corporation. The transaction was originally announced by the Corporation in a press release dated November 29, 2005 and was subsequently approved by a majority of the stockholders of the Company at a stockholders meeting held on April 21, 2005. As a result of the transaction, PharmaNet Group Limited ("PharmaNet"), the former parent company of MPLA, now controls approximately 66.89% of the Corporation's issued and outstanding share capital. The transaction between the parties closed in escrow with an effective closing date of May 8, 2006.

The acquisition of MPLA provides the Corporation an immediate and solid international foundation and will allow it to grow its business into all major geographical markets. The assets and resources of the Australian company and its existing teams and development programs will augment the Corporation's plan to develop safe and effective pain and inflammation management products.

MPLA has established key personnel, a medical team and development and testing capabilities in Australia and Singapore through leading universities, government testing facilities and private research centers. The Corporation will continue to maintain these assets and has moved to secure key employees and relationships going forward.

For further detail about the transaction, MPLA and the business of the Corporation going forward please refer to the Notice of Meeting and Management Information Circular of the Corporation dated March 31, 2006, available on www.sec.gov.

About Molecular Pharmacology (USA) Limited

Molecular Pharmacology (USA) Limited (OTCBB: MPLH) is a public biotechnology company dedicated to the discovery and development of analgesic and anti-inflammatory products based on the proprietary MPL-TL compound.  MPL USA holds the exclusive worldwide rights to develop new and fast-acting analgesic and anti-inflammatory products based on MPL-TL.  For more information on MPL USA, please visit www.mpl-usa.com.

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although MPL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of factors, including: uncertainties associated with  product development, the risk that products that appeared promising  in early development phases do not demonstrate efficacy in clinical studies and trials, the risk that MPL will not obtain approval to  market its products and ingredients as envisaged, the risks associated with dependence upon key  personnel and the need for additional financing.